Exhibit 3.2

BVI COMPANY NUMBER: 553525

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF

Newegg Commerce, Inc.

A COMPANY LIMITED BY SHARES

Incorporated on the 22nd day of July, 2003

(Re-registered under the BVI Business Companies Act, 2004 on 1st January, 2007)

INCORPORATED IN THE BRITISH VIRGIN ISLANDS

(As adopted by Director’s resolutions dated 16 June, 2017 and filed on 26 June, 2017)

(As further amended by Director’s resolutions dated 24 December, 2019 and filed on 31 December, 2019)

(As further amended by Director’s resolutions dated 20 February, 2020 and filed on 21 February, 2020)

(As further amended by Shareholder’s resolutions dated 8 April, 2020 and filed on 15 April 2020)

(As further amended by Director’s resolutions dated 15 October 2020 and filed on 21 October 2020)

(As further amended by Shareholders’ resolutions dated [  ] 2020 and filed on [  ] 2020)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Newegg Commerce, Inc.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of their investment in the Company;

“Affiliate Transactions” means any transaction or a series of related transactions on behalf of the Company or its Subsidiaries, on the one hand, and any Principal Shareholder, director or officer of the Company or its Subsidiaries, any spouse, parent, brother, sister, first cousin, first aunt, first uncle, first niece, first nephew or child (in each case whether by law or blood relation) of any of the foregoing, or any Affiliate of any of the foregoing, on the other hand, other than with respect to customary arrangements relating to the employment by the Company and/or its Subsidiaries on arm’s-length terms of any such Person who possesses market standard qualifications;

“Articles” means the attached Articles of Association of the Company;

“Board” means the board of Directors of the Company or the Directors present at a duly convened meeting of the Directors at which a Board Quorum is present;

“Board Quorum” has the meaning given to that term in Article 10.5;

“business day” means a weekday on which banks are generally open for business in the British Virgin Islands;

“clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Common Shares” or “Shares” means common shares of a nominal or par value of US$[  ] each issued or to be issued by the Company;

“Company Sale” means a bona fide negotiated transaction, to (i) Transfer, exclusively lease or license, or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to any Person, in a single transaction or series of related transactions; (ii) Transfer Shares or other Equity Interests of the Company to any Person constituting 100% of the then issued and outstanding voting Shares or other Equity Interests of the Company, in a single transaction or series of related transactions; or (iii) merge, consolidate, recapitalize or reorganize the Company with or into any Person whereby the Shareholders immediately prior to such transaction no longer constitute holders of a majority of the economic interests of the common (or equivalent) equity immediately after such transaction;

“Control” or “Controlled” means, as for any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Directors” mean those persons holding office as directors of the Company from time to time;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“electronic” means actuated by electric, magnetic, electro-magnetic, electro-chemical or electro-mechanical energy and “by electronic means” means by any manner capable of being so actuated and shall include e-mail and/or other data transmission service;

“Equity Interests” means any shares or capital stock of or other type of equity interest in a Person, including any restricted shares, warrants, options or other securities to purchase shares or capital stock or other types of equity interests;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Excluded Issuance” means (i) any Equity Interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Shares held by the Principal Shareholders, and (ii) Shares issuable to officers, employees, Directors, managers or independent contractors of the Company or any of its Subsidiaries pursuant to warrants, options, notes or other rights to acquire Shares of the Company issued pursuant to any stock option or any similar equity incentive plan of the Company approved by the Board;

“executed” includes any mode of execution;

“held” means, in relation to Shares, the Shares entered in the Register of Members as being held by a member and term “holds” and “holder” shall be construed accordingly;

“Legacy Shareholders” means any Persons set forth in Exhibit A attached hereto who receive Shares issued by the Company as consideration for the acquisition of Newegg Inc., a Delaware company, together with any Affiliates of such Person who are Transferred such Shares;

“Liaison” means Digital Grid (Hong Kong) Technology Co., Limited, a company incorporated under the laws of Hong Kong;

“Memorandum” means this Memorandum of Association of the Company;

“Minority Representative” means the Person selected by the Legacy Shareholders from time to time in accordance with Article 10.9;

“month” means a calendar month;

“paid up” means paid up or credited as paid up and includes any sum paid by way of premium;

“Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships, limited liability companies, unincorporated associations of persons and other legal entities;

“present in person” means, in the case of an individual, that individual or his lawfully appointed attorney being present in person and, in the case of a corporation, being present by duly authorized representative or lawfully appointed attorney and, in relation to meetings, “in person” shall be construed accordingly;

“Primary Minority Board Appointee” has the meaning given to that term in Article 8.1(iv).

“Principal Shareholders” means Liaison and the Legacy Shareholders;

“public disclosure” means any disclosure in a press release issued or disseminated in a manner designated to provide broad, non-exclusionary distribution of the information to the public or in a document publicly filed or furnished by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or in a registration statement under the Securities Act;

“Register of Members” has the meaning given to that term in Article 2.6;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Reorganization” means any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction;

“Reserved Matters” has the meaning given to that term in Article 9.10;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be;

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the Shareholders holding the Shares were present at the meeting in person or by proxy and being Shares in respect of which the votes were voted; or

(b)	a resolution consented to in writing by Shareholders representing a majority of the votes of the Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time;

“Securities and Exchange Commission” means the United States Securities and Exchange Commission;

“Shareholder” means a Person whose name is entered in the Register of Members as the holder of one or more Shares or fractional Shares;

“Subsidiary” means any of which the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other Equity Interests the holders of which are generally entitled to elect the board of directors or other governing body of such or (ii) if there are no such voting interests, 50% or more of the Equity Interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

“Transfer” means any direct or indirect sale, bequest, exchange, assignment, gift, transfer, pledge, creation of any security interest or other encumbrance, and any other disposition of any kind (whether with or without consideration and whether voluntary or involuntary or by operation of Law) affecting title to or possession of any Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and

“in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	an “Article” is a reference to an article of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.	NAME

The name of the Company is Newegg Commerce, Inc. The Company was incorporated on the 22nd day of July, 2003 pursuant to the International Business Companies Act (Cap. 291) and immediately prior to its automatic re-registration under the BVI Business Companies Act, it was governed by the International Business Companies Act.

3.	STATUS

The Company is a company limited by shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1	At the date of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered office of the Company is at the offices of Offshore Incorporations Limited, of P. O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2	At the date of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered agent of the Company is Offshore Incorporations Limited, of P. O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorized to issue an unlimited number of Common Shares of a nominal or par value of US$[ ] each.

6.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6.3	Shares may be issued in one or more series of Shares as the Directors may by Resolution of Directors determine from time to time.

6.4	The Company has the power to redeem or purchase any of its Shares and to increase or reduce the number of Shares it is authorized to issue subject to the provisions of the BVI Business Companies Act, 2004, as amended, and the Articles of Association and to issue any of its Shares, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of Shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.	RIGHTS CONFERRED BY COMMON SHARES

7.1	Subject to the Articles, the terms of the issue of any share, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), each Common Share confers on its holder:

7.1.1	the right to one vote at a meeting of the Members or on any Resolution of Members;

7.1.2	the right to an equal share in any Distribution paid by the Company in accordance with the Act; and

7.1.3	the right to an equal share in the distribution of the surplus assets of the Company on a winding-up.

8.	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued Shares in that class.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.	REGISTERED SHARES

10.1	The Company shall issue registered Shares only.

10.2	The Company is not authorized to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11.	TRANSFER OF SHARES

11.1	Subject to the provisions of Articles 6.2 and 6.3 of the Articles, the Company shall, on receipt of an instrument of transfer complying with Article 6 of the Articles, enter the name of the transferee of a Share in the Register of Members unless the Directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

11.2	The Directors may not resolve to refuse or delay the transfer of a Share unless: (a) the Shareholder has failed to pay an amount due in respect of the Share; or (b) such refusal or delay is deemed necessary or advisable in the view of the Company or its legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable corporate, securities and other laws and regulation.

12.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1	Subject to Clause 8, and the provisions of Article 9.10, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

(c)	in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to Clauses 7, 8, 9 or this Clause 12.

12.2	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

We, OFFSHORE INCORPORATIONS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of disapplying Part IV of Schedule 2 of the Act hereby sign this Memorandum of Association the 20th day of November, 2009.

Registered Agent

Sgd: Rexella D. Hodge
Authorised Signatory
OFFSHORE INCORPORATIONS LIMITED

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Newegg Commerce, Inc.

A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES

1.1	Every Shareholder is entitled to a certificate signed by a Director or officer of the Company, or any other person authorized by Resolution of Directors, specifying the number of Shares held by him and the signature of the Director, officer or authorized person and the Seal may be facsimiles. A certificate may be issued in electronic form in accordance with the Electronic Transactions Act, 2001 as from time to time amended or re-enacted.

1.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required and determined under the Company’s policy as set by Resolution of Directors.

1.3	If several Persons are registered as joint holders of any Shares, any one of such Persons may give an effectual receipt for any Distribution.

2.	SHARES

2.1	Subject to the provisions of Article 9.10, Shares and other Securities may be issued at such times, to such Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2	Section 46 of the Act (Pre-emptive Rights) does not apply to the Company.

2.3	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.4	The consideration for a Share with par value shall not be less than the par value of the Share. If a Share with par value is issued for consideration less than the par value, the person to whom the Share is issued is liable to pay to the Company an amount equal to the difference between the issue price and the par value.

2.5	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the Directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the Directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6	The Company shall keep a register (the “Register of Members”) containing:

(a)	the names and addresses of the Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the Register of Members;

(d)	the date on which any Person ceased to be a Shareholder; and

(e)	such other information as may be prescribed by the Act.

2.7	The Register of Members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register of Members.

2.8	A Share is deemed to be issued when the name of the Shareholder is entered in the Register of Members.

2.9	The entry of the name of a Person in the Register of Members as a holder of a Share is prima facie evidence that legal title in the Share vests in that Person.

2.10	No share may be issued by the Company that:

(a)	increases the liability of a person to the Company; or

(b)	imposes a new liability on a person to the Company,

unless that person, or an authorized agent of that person, agrees in writing to becoming the holder of the share.

2.11	The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation, combination and division of Shares and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of Shares or arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorize some persons to transfer the Shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

3.	REDEMPTION OF SHARES AND TREASURY SHARES

3.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not, except pursuant to Article 3.7, purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorizing the purchase, redemption or other acquisition contains a statement that the Directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.3	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

3.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50% of the issued Shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

3.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

3.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

3.7	Where:

(a)	the Company undertakes any division or combination of the issued Shares pursuant to section 40A of the Act, and

(b)	pursuant to such division or combination a Shareholder holds a total number of Shares which includes a fractional Share, the Company may compulsorily redeem such fractional Share so that (subsequent to such redemption) the Shareholder holds a whole number of Shares.

4.	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

4.2	There shall be entered in the Register of Members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the Register of Members.

4.3	Where particulars of a mortgage or charge are entered in the Register of Members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf; or

(b)	upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

4.4	Whilst particulars of a mortgage or charge over Shares are entered in the Register of Members pursuant to this Article:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

5.	FORFEITURE

5.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Article and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3	The written notice of call referred to in Article 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4	Where a written notice of call has been issued pursuant to Article 5.3 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Article 5.4 and that Shareholder shall be discharged from any further obligation to the Company with respect to such cancelled Shares.

6.	TRANSFER AND TRANSMISSION OF SHARES

6.1	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2	The transfer of a Share is effective when the name of the transferee is entered on the Register of Members.

6.3	If the Directors or a duly authorized committee of Directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the Register of Members notwithstanding the absence of the instrument of transfer.

6.4	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

7.	MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1	An action that may be taken by the Shareholders at a meeting (other than the election of Directors) may also be taken by a Resolution of Shareholders consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

7.2	All meetings of Shareholders (whether annual or special) shall be held on such dates and at such places as may be fixed from time to time by the Directors.

7.3	The Company shall not be required to hold an annual general meeting in any calendar year. Where so determined by the Directors, an annual general meeting of Shareholders shall be held once in each calendar year, for the purpose of conducting such business as may come before the meeting (the “annual meeting of Shareholders”) in accordance with the provisions of these Articles. Such annual general meeting (if any) shall be held at such date and time as may be determined by the Directors.

7.4	A meeting of Shareholders other than an annual meeting of Shareholders which shall be held for the consideration of any business, including the election of Directors, shall hereinafter be referred to as a “special meeting of Shareholders.” A special meeting of Shareholders may be called by the Directors pursuant to a Resolution of Directors at such date, time and for the consideration of any business as may be determined by the Directors, save that upon the written request of Shareholders holding at least 30 percent of the votes of the outstanding voting Shares in the Company, the Directors shall convene a special meeting of Shareholders in respect of the matter for which the meeting is requested. If a special meeting of Shareholders is called upon by the written request of Shareholders pursuant to the previous sentence, then such written request must specify the nature of the business proposed to be transacted and such business must be a proper matter for Shareholder action, and, as to any proposed business or Director nominations that such Shareholders propose to bring before the meeting, such Shareholder must provide with such request the information set forth in subclauses (i) through (viii) of Article 7.17(a). Furthermore, any such business must comply with, and shall be subject to, the requirements and provisions of Articles 7.16(b) and 7.17(b).

7.5	Written notice of all meetings of Shareholders, stating the time, place and, in the case of a special meeting of Shareholders, the purpose or purposes thereof, shall be given by the Company pursuant to a Resolution of Directors not fewer than ten days before the date of the proposed meeting to those persons whose names appear as Shareholders in the Register of Members on the date of the notice and are entitled to vote at the meeting.

7.6	The Directors may fix the date notice is given of a meeting of Shareholders, or such other date as may be specified in the notice, as the record date for determining those Shares that are entitled to vote at the meeting.

7.7	A meeting of Shareholders may be called on short notice:

(a)	if Shareholders holding not less than 90 percent of the total number of Shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of Shares where Shareholders are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all Shareholders holding Shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

7.8	The inadvertent failure of the Directors to give notice of a meeting to a Shareholder, or the fact that a Shareholder has not received notice, does not invalidate the meeting.

7.9	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.10	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

7.11	An instrument appointing a proxy shall be in such form as the Directors may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy. Execution of the instrument appointing a proxy may be accomplished by the Shareholder or such Shareholder’s authorized officer, director, employee or agent signing such instrument by any reasonable means, including, but not limited to, by facsimile signature. A Shareholder may authorize another person or persons to act for such Shareholder as proxy by transmitting or authorizing the transmission of such communication evidencing the Shareholder’s intention to appoint a person or persons as his proxy by means of a telegram, cablegram, or other means of electronic transmission (including but not limited to, via internet or telephone) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or the other means of electronic transmission (which must be supported by printed evidence thereof) must be either set forth or be submitted with written information from which it can be determined that the telegram, cablegram or printed evidence of the other electronic transmission was authorized by the Shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Article 7.11 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

7.12	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy, he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy, they must vote as one.

7.13	Subject to such limitations, restrictions, guidelines and procedures as may be established by the Directors by Resolution of Directors from time to time, a Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

7.14	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on the Resolutions of Shareholders to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only a single Shareholder or proxy, then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders. The Shareholders present at a duly called or held meeting of Shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the Shares required to constitute a quorum.

7.15	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the chairman of the meeting may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.16	(a)	At any annual meeting of Shareholders, only proposals of business which have been made in accordance with this Article shall be eligible to be brought before such meeting:

(i)	by or at the direction of the Chairman of the Board or by Resolution of Directors;

(ii)	by any Shareholder who is a holder of record as of the record date established pursuant to Article 7.6 who is entitled to vote at the meeting and who complies with the requirements and procedures set out in Article 7.17.

(b)	At any special meeting of Shareholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the notice of meeting made pursuant to Article 7.5.

7.17	(a) For business to be properly brought to an annual meeting of Shareholders by a Shareholder, such business must be a proper matter for Shareholder action and the Shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the Secretary of the Company (the “Secretary”) at the principal executive offices of the Company. To be considered timely in connection with an annual meeting of Shareholders, a Shareholder’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting of Shareholders; provided, however, that in the event that the date of the annual meeting of Shareholders changed by more than 30 days from such anniversary date, notice from a Shareholder shall also be considered timely if it is delivered not earlier than 90 days prior to such annual meeting nor later than the later of (i) 60 days prior to such annual meeting or (ii) the close of business on the tenth day following the day on which public disclosure is first made of the date of such annual meeting of Shareholders. For the purposes of this Article 7.17, any adjournment(s) or postponement(s) of the original annual meeting of Shareholders whereby such meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of such original annual meeting of Shareholders and no business may be brought before any reconvened meeting unless such timely notice of such business was properly given to the Secretary for the meeting as originally scheduled. A Shareholder’s notice to the Secretary shall set out:

(i)	a brief description of the proposal or the business desired to be brought before the meeting;

(ii)	the full text of the proposal or business (including the full text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend either the Memorandum or the Articles of the Company, the full text of the proposed amendment) and such other information regarding such proposal as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such proposal been made by the Company;

(iii)	the reasons for making the proposal or conducting such business at the meeting;

(iv)	a representation that the Shareholder is a holder of record of Shares in the Company entitled to vote at such meeting and that such Shareholder intends to appear in person or by a proxy at the meeting to conduct the business being proposed as specified in the notice;

(v)	the name and address of record of the Shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

(vi)	the class and number of Shares of the Company which are owned beneficially or of record by such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

(vii)	any material interest of such Shareholder, and the beneficial owner, if any, on whose behalf the proposal is made, in such proposal or business and a description of all relationships, arrangements or understandings between the Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(viii)	if the Shareholder or the beneficial owner, if any, on whose behalf the proposal is made intends to solicit proxies in support of such Shareholder’s or beneficial owner’s proposal, a representation to that effect.

(b)	Notwithstanding the foregoing or any other Article contained in the Articles, nothing in Articles 7.4, 7.16(a)(ii), 7.16(b) or 7.17 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the Directors. The chairman of a meeting of Shareholders shall have the power and the duty, if the facts so warrant, to determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Articles 7.4, 7.16 or 7.17 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding anything contained elsewhere in these Articles, if a Shareholder has notified the Company of his intention to present a proposal at a meeting of Shareholders and such Shareholder does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company. Notwithstanding anything contained elsewhere in these Articles, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Articles 7.4, 7.16(a)(ii), 7.16(b) and 7.17. Nothing in these Articles shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Regulation 14A under the Exchange Act.

7.18	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the vice-Chairman of the Board shall be the chairman of the meeting. If there is no vice-Chairman of the Board or if the vice-Chairman of the Board is not present at the meeting, the chief executive officer shall be the chairman of the meeting. In the absence of the chief executive officer, such other person as shall be selected by the Board shall act as chairman of the meeting. Subject to the Memorandum and these Articles, the Board may adopt by Resolution of Directors, rules and regulations for the conduct of meetings of Shareholders as it shall deem appropriate relating to:

(a)	the establishment of an agenda or order of business for the meeting and other matters pertaining to the conduct of the meeting;

(b)	maintaining order at the meeting and the safety of those present;

(c)	limitations on attendance at or participation in the meeting of shareholders of record, their duly authorized and constituted proxies or such other persons as the Directors or chairman of the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for commencement thereof; and

(e)	limitations on the time allotted to questions or comments by participants,

7.19	Subject to the Memorandum, these Articles and any Resolution of Directors, the chairman of the meeting of Shareholders shall have the right and authority to prescribe rules and regulations for the conduct of meetings of Shareholders as he shall deem appropriate, including but not limited to the matters described in Articles 7.18 (a) through (e) above.

7.20	The chairman of the meeting may adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.21	At any meeting of the Shareholders, the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not, and the result of his decision shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting.

7.22	Any person other than an individual shall be regarded as one Shareholder and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Shareholder.

7.23	Any person other than an individual which is a Shareholder of the Company may by resolution of its directors or other governing body of such person authorize such person as it thinks fit to act as its representative at any meeting of the Shareholders or meeting of any class of Shareholders of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual Shareholder.

7.24	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.25	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.26	No business of the Company shall be conducted at a meeting of shareholders except in accordance with the provisions of this Article 7.

8.	DIRECTORS

8.1	The Board shall consist of up to seven Directors. Initially, Liaison may, by notice in writing signed by or on behalf of Liaison and delivered to the principal executive offices of the Company, appoint and replace up to four of the Directors, and the Minority Representative may, by notice in writing signed by or on behalf of the Minority Representative and delivered to the principal executive offices of the Company, appoint and replace up to three of the Directors. All such notices must be addressed to the Chief Executive Officer and the General Counsel of the Company.

(i)	If the number of Shares or other Equity Interests held by the Legacy Shareholders from time to time represents (i) more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace three Directors, (ii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace two Directors, (iii) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace one Director, and (iv) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall no longer be entitled to appoint or replace any Directors under this Article 8.1(i).

(ii)	If the number of Shares or other Equity Interests held by Liaison or its Affiliates from time to time represents (i) more than fifty percent (50%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace four Directors, (ii) less than or equal to fifty percent (50%) and more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace three Directors, (iii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace two Directors, (iv) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace one Director, and (v) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall no longer be entitled to appoint or replace any Directors under this Article 8.1(ii).

(iii)	Subject to the Articles and the Law, any Director positions which neither Liaison nor the Minority Representative are entitled to appoint under this Article 8.1 (the “Remaining Directors”) shall be elected or appointed in accordance with this Article 8.1(iii). The Directors shall have the right to nominate the Remaining Directors. Such Remaining Directors, shall be elected by Resolution of Shareholders. Pending any such election by members, the Directors shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board. Any Director appointed by the Board to fill a casual vacancy shall hold office until the first general meeting of Members after his appointment and shall resign and be subject to re-election at such meeting.

(iv)	Of the Directors appointed by the Minority Representative pursuant to Article 8.1(i), one shall be designated by the Minority Representative to be the “Primary Minority Board Appointee” from time to time by delivering written notice thereof to the Board. The initial Primary Minority Board Appointee shall be Fred Chang.

8.2	The composition of the board of directors (or equivalent governing body) of each of the Company’s Subsidiaries (each, a “Subsidiary Board”) shall be determined by the Board; provided that, the Minority Representative and Liaison shall each be entitled (but not be obligated) to cause any Subsidiary Board to consist of the same number of members as that of the Board, with the Minority Representative and Liaison each entitled to appoint and replace (or nominate for appointment, to the extent they are not allowed to appoint), the same number of members as they are then entitled to appoint to the Board itself pursuant to Article 8.1.

8.3	The Minority Representative and Liaison shall each have the right (but not the obligation) to appoint and replace a corresponding number of members to any committee of the Board (or Subsidiary Board) in the same proportion as the Minority Representative or Liaison, as the case may be, is entitled, at the time of such appointment or replacement, to appoint to the Board itself pursuant to Article 8.1, rounding to the nearest whole number.

8.4	Each Principal Shareholder shall vote all of its Shares and any other voting Equity Interests and securities of the Company over which such Principal Shareholder has voting control and shall take (and cause its nominees on the Board or any Subsidiary Board to take (including replacing such nominee if they do not follow such direction)) all other necessary or desirable actions within its control (whether in its capacity as a shareholder, stockholder, director, member of a board committee, or officer or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a Board Quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and shareholder meetings) to ensure that:

(i)	the Directors shall be appointed and replaced in accordance with the terms of Article 8.1, and such individuals shall be duly elected and appointed to such positions upon (a) in the case of any appointment or replacement under Articles 8.1(i) or 8.1(ii), the delivery to the principal executive offices of the Company of the relevant notice of appointment or replacement from Liaison or the Minority Representative, as the case may be, (b) in the case of any appointment or replacement under Article 8.1(iii), the passing of, and in accordance with the terms of, the relevant Resolution of Directors and (c) in the case of any election under Article 8.1(iii), the passing of, and in accordance with the terms of, the relevant Resolution of Shareholders; and

(ii)	the members of the Subsidiary Boards and committees of the Board shall be appointed and replaced in accordance with the terms of Article 8.2 and Article 8.3, respectively, and such individuals shall be duly elected and appointed to such positions.

8.5	A Director or member of a committee of the Board or Subsidiary Board may be removed from office, with cause, by a Resolution of Shareholders or by Resolution of Directors passed at a meeting of Directors called for the purpose of removing the Director or for purposes including the removal of the Director; provided that:

(i)	any Director or member of a committee of the Board or Subsidiary Board that is appointed or nominated by the Minority Representative shall be removed from the Board, any Subsidiary Board, or any committee thereof upon and only upon, the written request of the Minority Representative; and

(ii)	any Director or member of a committee of the Board or Subsidiary Board that is appointed or nominated by Liaison shall be removed from the Board, any Subsidiary Board, or any committee thereof upon, and only upon, the written request of Liaison.

8.6	In the event that any Director ceases to serve as a member of the Board or any committee thereof for any reason, in each case, during such member’s term of office, the resulting vacancy on the Board or committee, as applicable, shall be filled in the manner provided in Article 8.1. In the event that any Person for any reason ceases to serve as a member of a Subsidiary Board or any committee of the Board or of a Subsidiary Board during such member’s term of office, the resulting vacancy shall be filled by the Company or the relevant Subsidiary (acting at the direction of the Board) in the manner provided in Article 8.2 and Article 8.3.

8.7	The Company shall keep a register of Directors containing:

(a)	the names and addresses of the persons who are Directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a Director of the Company;

(c)	the date on which each person named as a Director ceased to be a Director of the Company; and

(d)	such other information as may be prescribed by the Act.

8.8	The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

8.9	A Director is not required to hold a Share as a qualification to office.

8.10	The office of a Director shall be vacated in any of the events following, namely:

(a)	if he resigns his office by notice in writing delivered to the registered office or tendered at a meeting of the Board; or

(b)	if the Board resolves that he is through physical or mental incapacity or mental disorder no longer able to perform the functions of a Director; or

(c)	if he fails, without leave, to attend (whether or not an alternate Director appointed by him attends) three successive Board meetings or four Board meetings in any consecutive period of 12 months despite a notice being given to him prior to such third or fourth meeting (as the case may be) that the provisions of this paragraph might apply and not less than two-thirds of all the other Directors (excluding the Director concerned and, in his capacity as such, any alternate Director appointed by the Director concerned) resolving that his office should be vacated; or

(d)	if he becomes bankrupt or insolvent or makes an arrangement or composition with his creditors or applies to the Court in connection with a voluntary arrangement; or

(e)	any event analogous to those listed in Article 8.11 under the laws of any other jurisdiction occurs in relation to a Director; or

(f)	if he is prohibited by law from being a Director; or

(g)	if he ceases to be a Director by virtue of the Act; or

(h)	if he is removed from office either (a) pursuant to Article 8.5, or (b) at the written request of (i) in the case of any Director that is appointed by the Minority Representative, the Minority Representative, or (ii) in the case of any Director that is appointed by Liaison, Liaison.

In the case of Articles 8.10 (b) to (h) inclusive above, the Director shall be removed from office. In the event of a vacation of any Director appointed by the Minority Representative or Liaison only the Minority Representative and Liaison (as the case may be) shall be entitled to replace that Director appointed by it in the manner provided for in accordance with Article 8.1.

8.11	A Resolution of Directors declaring that a Director has vacated office under Article 8.10 shall be conclusive as to that fact and as to the ground of vacation as stated in the resolution.

8.12	Each Director shall have the power to appoint any person to be his alternate Director and may at his discretion remove such alternate Director, provided that this does not prejudice the rights of the Minority Representative or Liaison under Article 8.1. If such alternate Director is not another Director, such appointment, unless previously approved by the Board, shall have effect only upon and subject to it being so approved. Any appointment or removal of an alternate Director shall be effected by notice in writing signed by the appointer and delivered to the registered office or tendered at a meeting of the Board. An alternate Director shall, if his appointer so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend at and vote as a Director at any such meeting at which the Director appointing him is not personally present and to exercise and discharge all the functions, powers and duties of his appointer as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director.

8.13	Every person acting as an alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the provisions of these Articles relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part (if any) of the remuneration otherwise payable to the Director appointing him as such Director may by notice in writing to the Company from time to time direct.

8.14	Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointer.

8.15	An alternate Director shall ipso facto cease to be an alternate Director if his appointer ceases for any reason to be a Director provided that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment made by him pursuant to this Article which was in force immediately before his retirement shall remain in force as though he had not retired.

8.16	Each of the Directors shall be paid a fee at such rate as may from time to time be determined by the Board provided that the aggregate of all such fees so paid to Directors (excluding amounts payable under any other Article and any amount payable under any service contract) shall not exceed US$100,000 per annum, or such higher amount as may from time to time be determined by Resolution of Shareholders.

8.17	As the Board determines each Director may be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Board or committees of the Board or meetings of Shareholders or separate meetings of the holders of any class or series of Shares or of debentures of the Company and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.

9.	POWERS OF DIRECTORS

9.1	Subject to the provisions of Article 9.10, the business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2	Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

9.3	If the Company is the wholly owned subsidiary of a holding company, a Director may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

9.4	Any Director which is a body corporate may appoint any individual as its duly authorized representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

9.5	The continuing Directors may act notwithstanding any vacancy in their body.

9.6	Subject to the provisions of Article 9.10, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party. The Directors shall have unlimited power to borrow money on behalf of the Company.

9.7	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

9.8	For the purposes of Section 175 (Disposition of assets) of the Act, subject to the provisions of Article 9.10, the Directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

9.9	The Company has no power to grant loans to the Directors.

9.10	Notwithstanding anything to the contrary in these Articles, if the number of Shares or other Equity Interests held by the Legacy Shareholders from time to time represents more than ten per cent. (10%) of the total voting power of all outstanding Equity Interests of the Company, then neither the Company nor any officer or agent of the Company or its Subsidiaries shall take, directly or indirectly, any of the actions described in this Article 9.10 (the “Reserved Matters”) without the approval of the affirmative vote of not less than a majority (more than 50%) of the number of votes represented by the Directors (excluding any vacancies), which majority must include the Primary Minority Board Appointee:

(i)	initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, share combination or division, restructuring or reorganization of the Company or any of its Subsidiaries;

(ii)	other than to the Company or a wholly-owned Subsidiary thereof, sell, license, Transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of the Company or any of its Subsidiaries in any transaction or series of related transactions;

(iii)	agree to any merger, consolidation or combination of the Company or any of its Subsidiaries, or to a sale of all or substantially all of the assets of the Company in connection with a Company Sale;

(iv)	commence or undertake any Reorganization;

(v)	issue, directly or indirectly, any Equity Interest of the Company or permit any of the Subsidiaries to issue any Equity Interest other than, in each case, any Excluded Issuance;

(vi)	materially alter or fundamentally change the nature of the business of the Company and its Subsidiaries;

(vii)	amend, change, or waive any provision of, the memorandum and articles of association of the Company;

(viii)	purchase or otherwise acquire all or any part of the assets or business of, or Equity Interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any Person (other than the Company or any of its Subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix)	other than to the Company or a wholly-owned Subsidiary thereof, sell, license, Transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of the Company or any of its Subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x)	other than loans to wholly-owned Subsidiaries, (A) extend any credit or make any loans to any Person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xi)	appoint or remove the Chief Executive Officer of the Company;

(xii)	enter into any Affiliate Transactions;

(xiii)	amend, change or waive any of the actions of the Company described in this Article 9.10 or the required voting requirements specified in this Article 9.10; and

(xiv)	agree or commit to do any of the foregoing, or delegate any of the foregoing to the Company or any of its Subsidiaries or any officer or agent of the Company or Subsidiary thereof.

10.	PROCEEDINGS OF DIRECTORS

10.1	Any one Director may call a meeting of the Directors by sending a written notice to each other Director.

10.2	The Directors or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the Directors may determine to be necessary or desirable.

10.3	A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

10.4	A Director shall be given not less than 3 days’ notice of meetings of Directors, but a meeting of Directors held without 3 days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

10.5	A quorum of the Board as to any action of the Board shall consist of (i) at least a majority of the Directors (excluding any vacancies), (ii) at least one Director appointed by the Minority Representative, and (iii) at least one Director appointed by Liaison (collectively, a “Board Quorum”); provided that if (x) notice for a board meeting is duly provided in accordance with these Articles, and (y) a Board Quorum for such noticed meeting is not obtained solely due to the absence of a Director appointed by the Minority Representative from the meeting or the absence of a Director appointed by Liaison from the meeting, then a Board Quorum shall be met for such subsequently noticed board meeting with the presence of at least a majority of the Directors and without the required presence pursuant to clauses (ii) or (iii), as applicable. A Board Quorum must be present at all Board meetings (whether in person or by proxy, by telephone, videoconference or otherwise) to conduct business and exist at all times during any such Board meeting, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid.

10.6	On all matters requiring the vote or action of the Board, each Director shall be entitled to one vote.

10.7	At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

10.8	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

10.9	The Legacy Shareholders holding a majority (as measured at the time of selection of the Minority Representative) of the total voting interests represented by the Shares held by the Legacy Shareholders shall select the Minority Representative and have the power to remove and reselect a different Minority Representative from time to time. The initial Minority Representative shall be Fred Chang.

11.	COMMITTEES

11.1	The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

11.2	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint or remove Directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan;

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(i)	to make a determination in respect of a Reserved Matter.

11.3	Articles 11.2(b) and (c) do not prevent a committee of Directors, where authorized by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

11.4	The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors under the Act.

12.	OFFICERS AND AGENTS

12.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Any number of offices may be held by the same person.

12.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Shareholders, the Chief Executive Officer to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the Register of Members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Chief Financial Officer to be responsible for the financial affairs of the Company.

12.3	The emoluments of all officers shall be fixed by Resolution of Directors.

12.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

12.5	The Directors may, by Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company.

12.6	An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or the Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of Directors;

(d)	to delegate powers to a committee of Directors;

(e)	to appoint or remove Directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of Directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or to approve a liquidation plan;

(j)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(k)	to authorize the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

12.7	The Resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.8	The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

13.	CONFLICT OF INTERESTS

13.1	A Director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors.

13.2	For the purposes of Article 13.1, a disclosure to all other Directors to the effect that a Director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

13.3	A Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a Board Quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14.	INDEMNIFICATION

14.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

The indemnity in Article 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

14.2	The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

14.3	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

14.4	Expenses, including legal fees, incurred by a Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director to repay the amount if it shall ultimately be determined that the Director is not entitled to be indemnified by the Company in accordance with Article 14.1.

14.5	Expenses, including legal fees, incurred by a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director to repay the amount if it shall ultimately be determined that the former Director is not entitled to be indemnified by the Company in accordance with Article 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

14.6	The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested Directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

14.7	If a person referred to in Article 14.1 has been successful in defense of any proceedings referred to in Article 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

14.8	The Company shall purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company or any of its Subsidiaries, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

15.	RECORDS

15.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the Register of Members, or a copy of the Register of Members;

(c)	the register of Directors, or a copy of the register of Directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

15.2	Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original Register of Members and original register of Directors at the office of its registered agent.

15.3	If the Company maintains only a copy of the Register of Members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original Register of Members or the original register of Directors is kept.

15.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of Directors.

15.5	Where any original records referred to in this Article are maintained other than at the office of the registered agent of the Company, and the place at which the original records are maintained is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

15.6	The records kept by the Company under this Article shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

16.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent, a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge;

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge; and

(g)	such other information as may be prescribed by the Act.

17.	SEAL

17.1	The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office.

17.2	Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorized from time to time by Resolution of Directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for the Seal and/or for the signature of any Director or authorized person to be affixed by electronic means on any instrument in accordance with the Electronic Transactions Act, 2001 and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17.3	A contract, agreement or other instrument executed by or on behalf of the Company by a Director or an authorized agent of the Company is not invalid by reason only of the fact that the Seal is not affixed to the contract, agreement or instrument.

17.4	An instrument is validly executed by the Company as a deed or an instrument under seal if it is either:

(a)	sealed with the Seal and witnessed by a Director or such other person who is authorized by the Memorandum and these Articles to witness the application of the Seal; or

(b)	it is expressed to be, or is expressed to be executed as, or otherwise makes clear on its face that it is intended to be, a deed and it is signed by a Director or by a person so authorized from time to time by Resolution of Directors.

18.	DISTRIBUTIONS BY WAY OF DIVIDEND

18.1	Subject to the provisions of Article 9.10, the Directors of the Company may, by Resolution of Directors, authorize a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

18.2	Dividends may be paid in money, Shares, or other property.

18.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Article 20.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

18.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

18.5	The Directors may, before authorizing any Distribution, set aside out of the profits of the Company such sum as they think proper as a reserve fund, any may invest the sum so set apart as a reserve fund upon such securities as they may select.

19.	ACCOUNTS AND AUDIT

19.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

19.2	The Company may by Resolution of Shareholders call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

19.3	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19.4	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

19.5	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

19.6	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

19.7	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

19.8	The report of the auditors shall be annexed to the accounts and shall be given to the Shareholders.

19.9	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

19.10	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented

20.	NOTICES

20.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the Register of Members or by email or facsimile to an email address or facsimile number notified for that purpose by a Shareholder to the Company.

20.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

20.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

21.	VOLUNTARY LIQUIDATION

The Company may by a Resolution of Shareholders or, subject to the provisions of Article 9.10, by Resolution of Directors appoint a voluntary liquidator.

22.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

23.	UNTRACED SHAREHOLDERS

23.1	When the registered address of any Shareholder appears to the Board to be incorrect or out of date such Shareholder may, if the Board so resolves, be treated as if he had no registered address and the Company will not thereafter be obliged to send to such Shareholder cheques, warrants, notices of meetings or copies of the documents referred to in these Articles; provided that no resolution as aforesaid shall be proposed by the Board until cheques or warrants sent to the registered address of such Shareholder have been returned by the Post Office or left uncashed on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish any new address of such Shareholder.

23.2	The Company shall be entitled to sell at the best price reasonably obtainable any Share of a Shareholder or any Share to which a person is entitled by transmission if and provided that:

(a)	for a period of twelve years in the course of which at least three dividends have become payable in respect of the Share in question, no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the Shareholder or to the person entitled by transmission to the Share at his address on the Register of Members or the other last known address given by the Shareholder or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Shareholder or the person entitled by transmission; and

(b)	the Company has at the expiration of the said period of twelve years by advertisement in both a leading national newspaper and in a newspaper circulating in the area in which the address referred to in paragraph (a) above is located given notice of its intention to sell such Share; and

(c)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Shareholder or person entitled by transmission.

23.3	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such Share and such instrument of transfer shall be as effective as if it had been executed by the registered holder of such Share. The Company shall account to the Shareholder or other person entitled to such Share for the net proceeds of such sale and shall be deemed to be his debtor and not a trustee for him in respect of the same. Any money not accounted for to the Shareholder or other person entitled to such Share shall be carried to a separate account and shall be a permanent debt of the Company. Money carried to such separate account may either be employed in the business of the Company or invested in such investments (other than Shares or its holding company, if any) as the Directors may from time to time think fit.

We, OFFSHORE INCORPORATIONS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of disapplying Part IV of Schedule 2 of the Act hereby sign these Articles of Association the 20th day of November, 2009.

Registered Agent

Sgd: Rexella D. Hodge

Authorised Signatory

OFFSHORE INCORPORATIONS LIMITED

Exhibit A

Legacy Shareholders1

Calvin Hsu

Chang Chung “Ben” Ru

Chang Trust 2008

Chang 2009 Annuity Trust No. 1

Chang 2009 Annuity Trust No. 2

Chang 2009 Annuity Trust No. 3

Crystal Clarity Ltd.

Eagle Creek Enterprises Limited

Fred Chang Partners Trust

Jing “James” Wu

Kunal Thakkar

Michael Bullen

Nabal Spring, LLC

Tally Liu

Tekhill USA LLC

Tzu-Wei “Danny” Lee

[1]	Note to Draft, any Legacy Shareholders who exercise dissenters rights with respect to all of their Newegg shares in the Merger of Newegg and LLIT shall be excluded from Exhibit A.